RULE NO. 424(b)(5)
                                                  REGISTRATION NO. 333-68747

P R O S P E C T U S

                           Merrill Lynch & Co., Inc.
                               Medium-Term Notes

         Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, our wholly-owned subsidiary, will use this prospectus when making offers and sales related to market-making transactions in the following securities.

o    The final terms and conditions of each issue of         o   The notes bear interest at fixed or floating rates
     notes are specified in the applicable pricing               or may not bear any interest.  If the notes bear
     supplement.                                                 interest at a floating rate, the floating rate is
                                                                 based on one or more indices or formulas plus or
o    The notes are senior unsecured debt securities of           minus a fixed amount or multiplied by a factor.
     ML&Co.
                                                             o   Whether the notes are redeemable or repayable
o    The notes have stated maturities of nine months or          before their maturity and whether they are
     more from the date they were originally issued.             subject to mandatory redemption, redemption at
                                                                 the option of ML&Co. or repayment at the option
o    We will pay amounts due on the notes in U.S.                of the holder of the notes is specified in the
     dollars or any other consideration described in the         applicable pricing supplement.
     applicable pricing supplement.


                Investing in the notes involves certain risks.
                         See "Risk Factors" on page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The sale price of the notes will be the prevailing market price at the time of sale.


                              -------------------
                              Merrill Lynch & Co.
                              -------------------

                 The date of this prospectus is June 24, 1999.




                               TABLE OF CONTENTS


RISK FACTORS..........................................................  3

MERRILL LYNCH & CO., INC..............................................  4

RATIO OF EARNINGS TO FIXED CHARGES....................................  5

DESCRIPTION OF NOTES..................................................  6

OTHER TERMS........................................................... 13

WHERE YOU CAN FIND MORE INFORMATION................................... 17

INCORPORATION OF INFORMATION WE FILE WITH THE SEC..................... 17

PLAN OF DISTRIBUTION.................................................. 18

EXPERTS............................................................... 18









                                 RISK FACTORS

         Your investment in the notes will include certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to the significant components of their relationship.

Structure Risks of Notes Indexed to Interest Rate, Currency or
Other Indices or Formulas

         If you invest in notes indexed to one or more interest rate, currency or other indices or formulas, there will be significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulas and the possibility that you will receive a lower, or no, amount of principal, premium or interest and at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in that index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

Redemption May Adversely Affect Your Return on the Notes

         If your notes are redeemable at our option or are otherwise subject to mandatory redemption, we may, in the case of optional redemption, or must, in the case of mandatory redemption, choose to redeem your notes at times when prevailing interest rates may be relatively low. Accordingly, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

There May Be an Uncertain Trading Market for Your Notes; Many Factors Affect the Trading Value of Your Notes

         We cannot assure you a trading market for your notes will continue to exist. Many factors independent of our creditworthiness may affect the trading market of your notes. These factors include:

     o the complexity and volatility of the index or formula applicable to the notes,

     o the method of calculating the principal, premium and interest in respect of the notes,

     o    the time remaining to the maturity of the notes,

     o    the outstanding amount of the notes,

     o    the redemption features of the notes,

     o the amount of other securities linked to the index or formula applicable to the notes, and

     o the level, direction and volatility of market interest rates generally.

         In addition, because some notes were designed for specific investment objectives or strategies, these notes will have a more limited trading market and experience more price volatility. There may be a limited number of buyers for these notes. This may affect the price you receive for these notes or your ability to sell these notes at all. You should not purchase notes unless you understand and know you can bear the related investment risks.

Our Credit Ratings May Not Reflect All Risks of an Investment in the Notes

         Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your notes. Our credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed above on the value of your notes.


                           MERRILL LYNCH & CO., INC.

         We are a holding company that, through our U.S. and non-U.S. subsidiaries and affiliates such as Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Government Securities Inc., Merrill Lynch Capital Services, Inc., Merrill Lynch International, Merrill Lynch Capital Markets Bank Ltd., Merrill Lynch Asset Management L.P. and Merrill Lynch Mercury Asset Management, provides investment, financing, advisory, insurance, and related products on a global basis, including:

     o    securities brokerage, trading and underwriting;

     o investment banking, strategic services, including mergers and acquisitions and other corporate finance advisory activities;

     o asset management and other investment advisory and recordkeeping services;

     o trading and brokerage of swaps, options, forwards, futures and other derivatives;

     o    securities clearance services;

     o    equity, debt and economic research;

     o banking, trust and lending services, including mortgage lending and related services; and

     o    insurance sales and underwriting services.

         We provide these products and services to a wide array of clients, including individual investors, small businesses, corporations, governments, governmental agencies and financial institutions.

         Our principal executive office is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; our telephone number is (212) 449-1000.

         If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

         In this prospectus, "ML&Co.", "we", "us" and "our" refer specifically to Merrill Lynch & Co., Inc., the holding company. ML&Co. is the issuer of the notes described in this prospectus.

                      RATIO OF EARNINGS TO FIXED CHARGES

         In 1998, we acquired the outstanding shares of Midland Walwyn Inc., in a transaction accounted for as a pooling-of-interests. The following information for the fiscal years 1994 through 1997 has been restated as if the two entities had always been combined.

         The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:




                                               Year Ended Last Friday in December             For the Three
                                                                                               Months Ended
                                               1994     1995      1996     1997     1998      March 26, 1999
                                               ----     ----      ----     ----     ----      --------------

Ratio of earnings to fixed charges(a).........     1.2      1.2       1.2      1.2      1.1         1.3
----------
(a)  The effect of combining Midland Walwyn did not change the ratios reported for the fiscal years 1994 through 1997.


For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest and preferred security dividend requirements of subsidiaries. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.








                             DESCRIPTION OF NOTES

Terms of the Notes

         "Pricing supplement", as used herein, means a prospectus supplement relating to an individual issue of the notes, as filed with the SEC

         The terms and conditions described below apply to each note unless otherwise specified in the applicable pricing supplement.

         Except as provided in the applicable pricing supplement, the notes are denominated in U.S. dollars. If provided in the applicable pricing supplement, notes may be denominated in a foreign currency or in units of two or more currencies ("Multi-Currency Notes").

         Except as provided in the applicable pricing supplement:

          o the notes were issued only in fully registered form without coupons;

          o floating rate notes and Zero Coupon Notes, as defined, were issued in denominations of $25,000 or any amount in excess of $25,000 which is an integral multiple of $1,000; and

          o fixed rate notes were issued in denominations of $1,000 or any integral multiple in excess of $1,000.

         Unless otherwise specified in the applicable pricing supplement:

          o    principal and interest, if any, is payable;

          o    the transfer of the notes is registrable, and

          o the notes are exchangeable for notes bearing identical terms and provisions,

at the office of the trustee in The City of New York designated for such purpose, provided that ML&Co., at its option, may pay interest, other than interest payable at maturity or on any date of redemption or repayment, by check mailed to the address of the person entitled to receive payment as shown on the security register. ML&Co. will pay the principal and interest payable at maturity or the date of redemption or repayment on each note upon maturity, redemption or repayment, as the case may be, in immediately available funds against presentation of the note at the office of the trustee maintained for that purpose.

         Notwithstanding the preceding two sentences, ML&Co. may pay interest on a note which bears interest at a floating rate at maturity or earlier redemption or repayment by wire transfer of immediately available funds to a designated account maintained in the United States upon:

          (1) receipt of written notice by the trustee from the holder of the applicable note not less than one Business Day before the due date of the relevant principal payment; and

          (2) presentation of the note at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, or at any other place as ML&Co. may designate.

A holder of not less than $1,000,000 aggregate principal amount of floating rate notes may by written notice to the trustee at the corporate trust office or at such other address as ML&Co. will give notice in writing not less than 15 days before an interest payment date, arrange to have the interest payable on all notes held by that holder on the relevant interest payment date, and all subsequent interest payment dates until written notice to the contrary is given to the trustee, made by wire transfer of immediately available funds to a designated account maintained in the United States.

         Except as provided in the applicable pricing supplement, "Business Day" means any day that is not a Saturday or Sunday and that, in The City of New York, is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or regulation to close.

Repayment at Option of Holder

         If so indicated in an applicable pricing supplement, notes are repayable by ML&Co. in whole or in part at the option of the holders of the notes on their respective optional repayment dates specified in the applicable pricing supplement. If no optional repayment date is indicated with respect to a note, that note is not repayable at the option of the holder before maturity. Any repayment in part will be in increments of $1,000 provided that any remaining principal amount of the applicable note will be an authorized denomination of the applicable note. The repurchase price for any note repurchased is 100% of the principal amount to be repaid, together with interest payable to the date of repayment.

         Notwithstanding anything to the contrary in this prospectus, if repayable at the option of the holder, a note is repayable only on an interest payment date. If any optional repayment date specified with respect to a note is not an interest payment date, whether because the payment date is not a Business Day or otherwise, the applicable repayment date will, instead of being the date specified, be the interest payment date nearest the specified optional repayment date whether the applicable interest payment date precedes or succeeds the specified optional repayment date. In the event that an equal number of days separates a specified optional repayment date and the preceding interest payment date, on the one hand, and the succeeding interest payment date, on the other hand, the optional repayment date will be the succeeding interest payment date.

         In order for a note which is by its terms repayable at the option of the holder to be repaid before maturity, ML&Co. must receive at the corporate trust office of the trustee, or at any other address of which ML&Co. will from time to time notify the holders of the notes, during the period from and including the 20th Business Day preceding the applicable optional repayment date up to and including the close of business on the 16th Business Day preceding the applicable optional repayment date:

          (1) the applicable note with the information under the caption "option to elect repayment" duly completed, or

          (2) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or a trust company in the United States of America dated no later than the 16th Business Day preceding the applicable optional repayment date and setting forth the name of the holder of the note, the principal amount of the note, the amount of the note to be repaid, a statement that the option to elect repayment is being exercised and a guarantee that the note with the information required under the caption "option to elect repayment" duly completed will be received at the above-mentioned office of the trustee, not later than the 5th Business Day after the date of the telegram, telex, facsimile transmission or letter and note, duly completed, is received at the office of the trustee by the 5th Business Day.

         A holder's effective exercise of the repayment option will be irrevocable. A holder of a note will not be permitted to transfer or exchange that note or, in the event that a note is to be repaid in part, that portion of the note to be repaid, after exercise of the repayment option. ML&Co. will make all determinations with respect to all questions as to the validity, eligibility, including time of receipt and acceptance of any note for repayment. All such determinations will be final, binding and non-appealable. ML&Co. has the right to offer for resale any note acquired by it pursuant to the foregoing arrangements. Accordingly, ML&Co. may not satisfy the indebtedness evidenced by any note repurchased by it by such repurchase.

Redemption at Option of ML&Co.

         The notes do not have a sinking fund but are redeemable at the option of ML&Co. if a redemption date is specified in the applicable notes and in the applicable pricing supplement. If indicated in an applicable pricing supplement, the notes are subject to redemption by ML&Co. on and after their respective redemption dates specified in the applicable pricing supplement. On and after the redemption date, if any, the related note is redeemable in whole or in part at the option of ML&Co. on notice given not more than 60 nor less than 30 days before the date of redemption in the case of fixed rate notes, or on notice given not more than 30 nor less than 15 days before the date of redemption in the case of floating rate notes. Any redemption in part will be in increments of $1,000 provided that any remaining principal amount of the applicable note will be an authorized denomination of the applicable note. The redemption price is equal to 100% of the principal amount to be redeemed, together with interest payable to the date of redemption. Notwithstanding the above, however, floating rate notes, if redeemable at the option of ML&Co., are redeemable only on interest payment dates occurring on or after the applicable redemption dates.

Interest Rate

         Each note bears interest at the rate per annum, or pursuant to the interest rate formula, stated in the applicable note and in the applicable pricing supplement until the principal of the note is paid or made available for payment. Interest is payable on each interest payment date and at maturity or, if applicable, upon redemption or repayment. Interest is payable to the person in whose name a note is registered at the close of business on the regular record date next preceding each interest payment date; provided, however, interest payable at maturity or, if applicable, upon redemption or repayment will be payable to the person to whom principal will be payable. Except as provided in the applicable pricing supplement, Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to in this prospectus as MLPF&S, is the calculation agent with respect to floating rate notes.

         Each floating rate note bears interest at rates determined by reference to an interest rate formula, which may be adjusted by a Spread or Spread Multiplier , each as defined below, unless otherwise specified in the applicable note. A floating rate note may also have either or both of the following:

          o a maximum limitation, or ceiling, on the rate at which interest which may accrue during any interest period; and

          o a minimum limitation, or floor, on the rate at which interest which may accrue during any interest period.

         The applicable pricing supplement designates either a fixed rate of interest per annum payable on the applicable note, in which case the note is a fixed rate note, or one of the following base rates, as applicable to the relevant floating rate note:

               o the commercial paper index rate, in which case the note is a Commercial Paper Index Rate Note,

               o the federal funds rate, in which case the note is a Federal Funds Rate Note,

               o    the prime rate, in which case the note is a Prime Rate
                    Note,

               o the treasury index rate, in which case the note is a Treasury Index Rate Note,

               o    LIBOR, in which case the note is a LIBOR Note, or

               o such other interest rate formula as is set forth in the applicable pricing supplement.

         Except as specified in the applicable pricing supplement, floating rate notes have daily, weekly, monthly, quarterly, semiannual or annual resets of the rate of interest.

Fixed Rate Notes

         Each fixed rate note bears interest at the rate per annum stated on the face of the applicable note until the principal of the note is paid or made available for payment. Except as provided in the applicable pricing supplement, interest is payable semi-annually on May 15 and November 15 of each year and at maturity, or on the date of redemption or repayment if a fixed rate note is redeemed by ML&Co. or repaid at the holder's option prior to maturity. Interest is computed on the basis of a 360-day year of twelve 30-day months. Interest is payable to the person in whose name a fixed rate note is registered at the close of business on the May 1 or November 1 regular record date next preceding the May 15 or November 15 interest payment date. Interest rates are subject to change by ML&Co. from time to time, but no change will affect any fixed rate note previously issued or as to which ML&Co. has accepted an offer to purchase.

         Any payment of principal or interest required to be made on an interest payment date, at maturity or earlier redemption or repayment of a fixed rate note which is not a Business Day need not be made on that day, but may be made on the next succeeding Business Day with the same force and effect as if made on the interest payment date, maturity date or date of redemption or repayment, as the case may be. No interest will accrue with respect to the payment for the period from and after the applicable interest payment date, maturity date or date of redemption or repayment.

Floating Rate Notes

          The  applicable pricing supplement specifies:

          o    the base rate or other interest rate formula,

          o    the Spread, or Spread Multiplier, if any, and

          o the maximum or minimum interest rate limitation, if any, applicable to each floating rate note.

In addition, the pricing supplement specifies for each floating rate note the following terms, if applicable: the initial interest rate, the interest payment dates, the Index Maturity, Interest Reset Dates, optional repayment dates, redemption date and any other variable term applicable to the note.

         The interest rate on each floating rate note is calculated by reference to the specified interest rate formula:

          (1) plus or minus the number of basis points specified in the applicable pricing supplement as being applicable to the interest rate for the relevant floating rate note (the "Spread"), if any, or

          (2) multiplied by the percentage of the base rate applicable to the interest rate for the applicable floating rate note (the "Spread Multiplier"), if any.

         "Index Maturity" means, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

         "Regular record date" with respect to floating rate notes means the 15th day, whether or not a Business Day, before the applicable interest payment date.

         The "calculation date", if applicable, with respect to any Interest Determination Date as specified with respect to each base rate is the earlier of:

               o the tenth calendar day after the Interest Determination Date or, if the tenth calendar day is not a Business Day, the next succeeding Business Day, or

               o the Business Day before the interest payment date on which the accrued interest will be payable.

         Except as otherwise provided herein with respect to LIBOR Notes or in the applicable pricing supplement, if any Interest Reset Date for any floating rate note would otherwise be a day that is not a Business Day, that Interest Reset Date will be postponed to the next succeeding day that is a Business Day.

         Each floating rate note bears interest from the date of issue at the rates determined as described below until the principal of the note is paid or otherwise made available for payment. The rate of interest on a floating rate note is reset each Interest Reset Date applicable to the note; provided, however, that except in the case of floating rate notes which reset daily, the interest rate in effect for the ten days immediately before maturity, redemption or repayment, as the case may be, will be the interest rate in effect on the tenth day preceding such maturity, redemption or repayment, as the case may be. Except as otherwise provided herein or in the applicable pricing supplement, the rate of interest determined on an Interest Reset Date with respect to a floating rate note will be applicable on and after the applicable Interest Reset Date to, but not including, the next succeeding Interest Reset Date, or until the date of maturity or date of redemption or repayment, as the case may be.

         If an interest payment date with respect to any floating rate note falls on a day that is not a Business Day with respect to the note, that interest payment date will be the following day that is a Business Day, except that in the case of a LIBOR Note, if such day falls in the next calendar month, the interest payment date will be the preceding day that is a Business Day. If the maturity date or date of redemption or repayment of any floating rate note falls on a day that is not a Business Day, the payment of interest and principal may be made on the next succeeding Business Day, and no interest on that payment will accrue for the period from and after the maturity date or the date of redemption or repayment.

         Except as provided in the applicable pricing supplement, interest payments on floating rate notes will be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid to, but excluding, the interest payment date. With respect to a floating rate note, accrued interest from the last date to which interest has been paid is calculated by multiplying the principal amount of the applicable floating rate note by an accrued interest factor. The accrued interest factor is computed by adding the interest factors, calculated for each day, from the last date to which interest has been paid, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to each day by 360, in the case of Commercial Paper Index Rate Notes, Federal Funds Rate Notes, Prime Rate Notes and LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Index Rate Notes.

         All percentages resulting from any calculation on floating rate notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one- millionths of a percentage point rounded upward. For example, 9.876545% or .09876545 would be rounded to 9.87655% or
 .0987655. All dollar amounts used in or resulting from calculations on floating rate notes will be rounded to the nearest cent with one-half cent being rounded upward.

         Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made with respect to the most recent Interest Determination Date with respect to the applicable note.

Commercial Paper Index Rate Notes

         Commercial Paper Index Rate Notes bear interest at the interest rates, calculated with reference to the Commercial Paper Index Rate and the Spread or Spread Multiplier, if any, specified in the applicable pricing supplement.

         Unless otherwise indicated in the applicable pricing supplement, "Commercial Paper Index Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Index Rate Note, the Money Market Yield calculated as described below of the rate on that date for commercial paper having the Index Maturity specified in the applicable pricing supplement as such rate is published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)"), under the heading "Commercial Paper". In the event that such rate is not published by 9:00 A.M. New York City time on the calculation date pertaining to the applicable Interest Determination Date, then the Commercial Paper Index Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper". If by 3:00 P.M., New York City time, on the applicable calculation date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Index Rate for that Interest Determination Date will be calculated by the calculation agent and will be the Money Market Yield of the arithmetic mean of the offered rates of three leading dealers of commercial paper in The City of New York selected by the calculation agent as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the specified Index Maturity placed for an industrial issuer whose bond rating is "AA" or the equivalent from a nationally recognized rating agency. If the dealers selected by the calculation agent are not quoting as mentioned in the preceding sentence, the Commercial Paper Index Rate will be the Commercial Paper Index Rate in effect on such Interest Determination Date.

         "Money Market Yield" means the yield calculated in accordance with the following formula and expressed as a percentage:

                                               (   D  X  360  )
                     Money Market Yield   =    (--------------)      X  100
                                               ( 360-- (D X M))

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

         The Interest Determination Date pertaining to an Interest Reset Date on a Commercial Paper Index Rate Note is the Business Day before the Interest Reset Date.

Federal Funds Rate Notes

         Federal Funds Rate Notes bear interest at the interest rates, calculated with reference to the Federal Funds Rate and the Spread, or Spread Multiplier, if any, specified in the applicable pricing supplement.

         Unless otherwise indicated in the applicable pricing supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note, the rate on that date for Federal Funds as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" ("H.15(519)") or any successor publication under the heading "Federal Funds (Effective)" or, if not so published by 9:00 A.M., New York City time, on the calculation date pertaining to the applicable Interest Determination Date, the Federal Funds Rate will be the interest rate on the Interest Determination Date as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Federal Funds/Effective Rate". If such rate is not yet published by 9:00 A.M. on the calculation date pertaining to the applicable Interest Determination Date, the Federal Funds Rate for the applicable Interest Determination Date will be the rate on the applicable Interest Determination Date made publicly available by the Federal Reserve Bank of New York which is equivalent to the rate which appears in H.15(519) under the heading "Federal Funds (Effective)". If the rate described in the preceding sentence is not made publicly available by the Federal Reserve Bank of New York by 9:00 A.M. on the calculation date, the Federal Funds Rate will be the last Federal Funds Rate in effect before the applicable Interest Determination Date.

         The rate of interest on a Federal Funds Rate Note is reset on each Interest Reset Date applicable to the note. Unless otherwise specified in the applicable pricing supplement, with respect to Federal Funds Rate Notes, each Business Day is an Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date on a Federal Funds Rate Note is the Business Day before the applicable Interest Reset Date.

Prime Rate Notes

         Prime Rate Notes bear interest at the interest rates, calculated with reference to the Prime Rate and the Spread, or Spread Multiplier, if any, specified in the applicable pricing supplement.

         Unless otherwise indicated in the applicable pricing supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note, the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Interest Determination Date by three major money center banks in The City of New York selected by the calculation agent. If fewer than three quotations are provided, the Prime Rate will be calculated by the calculation agent and will be determined as the arithmetic mean on the basis of the prime rates quoted in The City of New York on the calculation date by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, and unaffiliated with ML&Co., having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, selected by the calculation agent. If the substitute banks or trust companies selected by the calculation agent are not quoting as mentioned in the preceding sentence, the Prime Rate will be the Prime Rate in effect on such Interest Determination Date relating to a Prime Rate Note.

         The Interest Determination Date pertaining to an Interest Reset Date on a Prime Rate Note is the Business Day before the applicable Interest Reset Date.

LIBOR Notes

         LIBOR Notes bear interest at the interest rates calculated with reference to LIBOR and the Spread or Spread Multiplier, if any, specified in the applicable pricing supplement.

         Unless otherwise indicated in the applicable pricing supplement, LIBOR, with respect to any Interest Determination Date relating to a LIBOR Note will equal the arithmetic mean as determined by the calculation agent of the offered rates which appear as of 11:00 A.M., London time, on the Reuters Screen LIBOR Page on the Reuter Monitor Money Rates Service for deposits in United States dollars for the period of the Index Maturity specified in the applicable pricing supplement commencing on the second day on which dealings in deposits in United States dollars are transacted in the London interbank market (a "London Banking Day") immediately following the applicable Interest Determination Date; provided, however, that if fewer than two quotations appear, the calculation agent will request the principal London office of four major banks in the London interbank market selected by the calculation agent to provide the calculation agent with a quotation of their offered rates at approximately 11:00 A.M., London time, on the applicable Interest Determination Date for deposits in United States dollars for the period of the applicable Index Maturity and in a principal amount equal to an amount that is representative for a single transaction in such market at such time commencing on the second London Banking Day immediately following the applicable Interest Determination Date. If at least two quotations are provided, LIBOR for the applicable Interest Determination Date will equal the arithmetic mean of the quotations. If fewer than two quotations are provided, LIBOR for the applicable Interest Determination Date will equal the arithmetic mean of the rates quoted by three major banks in The City of New York, as selected by the calculation agent, at approximately 11:00 A.M., New York City time, on the applicable Interest Determination Date for loans to leading European banks in United States dollars for the period of the applicable Index Maturity and in a principal amount equal to an amount that is representative for a single transaction in such market at such time commencing on the second London Banking Day following the Interest Determination Date. If the banks selected by the calculation agent are not quoting as mentioned in the preceding sentence, LIBOR for the applicable Interest Determination Date will be LIBOR in effect on such Interest Determination Date.

         The Interest Determination Date pertaining to an Interest Reset Date on a LIBOR Note is the second London Banking Day next preceding the applicable Interest Reset Date.

Treasury Index Rate Notes

         Treasury Index Rate Notes bear interest at the interest rates, calculated with reference to the Treasury Index Rate and the Spread or Spread Multiplier, if any, specified in the applicable pricing supplement.

         Unless otherwise indicated in the pricing supplement, "Treasury Index Rate" means, with respect to any Interest Determination Date relating to a Treasury Index Rate Note, the per annum discount rate for direct obligations of the United States with a maturity of thirteen weeks ("91-day Treasury bills"), expressed as a bond equivalent on the basis of a year of 365 or 366 days, at the 91-day Treasury bill auction occurring on the applicable Interest Determination Date as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, under the heading "Treasury bills--auction average (investment)" or if not published by 9:00 A.M. New York City time on the calculation date as reported by the United States Department of the Treasury. Treasury bills are usually sold at auction on Monday of each week unless that day is a legal holiday in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday.

         The day of each auction of 91-day Treasury bills, unless otherwise specified in the pricing supplement, is an Interest Determination Date provided that the results of the auction are published or reported, and each Business Day following such an Interest Determination Date is a Treasury Index Rate Note Interest Reset Date. The rate of interest applicable to Treasury Index Rate Notes will therefore not be reset during any period in which auctions are not held or the results of auctions are not so published or reported.

Zero Coupon Notes

         Notes which do not bear interest ("Zero Coupon Notes") were initially offered at a substantial discount from their principal amount at maturity. There are no periodic payments of interest. The calculation of the accrual of Original Issue Discount, as defined below, in the period during which a Zero Coupon Note remains outstanding, is on a semiannual bond equivalent basis using a year composed of twelve 30-day months. Upon maturity, Original Issue Discount will cease to accrue on a Zero Coupon Note.

         Limitation of Claims in Bankruptcy: If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the holder of a Zero Coupon Note with respect to the principal amount thereof may, under Section 502(b)(2) of Title 11 of the United States Code, be limited to the issue price of the Zero Coupon Note plus that portion of the Original Issue Discount that is amortized from the date of issue to the commencement of the proceeding.


                                  OTHER TERMS

         ML&Co. issued the notes as a series of securities under an Indenture, dated as of April 1, 1983, as amended and restated (the "1983 Indenture"), between ML&Co. and The Chase Manhattan Bank, as trustee. All of the securities issued under the 1983 Indenture are referred to in this prospectus as the "senior debt securities". A copy of the 1983 Indenture is filed as an exhibit to the registration statement relating to the notes of which this prospectus is a part. The following summaries of the material provisions of the 1983 Indenture are not complete and are subject to, and qualified in their entirety by reference to, all provisions of the 1983 Indenture, including the definition of terms in the 1983 Indenture.

         ML&Co. may issue series of senior debt securities from time to time under the 1983 Indenture, without limitation as to aggregate principal amount, in one or more series and upon such terms as ML&Co. may establish under to the provisions of the 1983 Indenture.

         The 1983 Indenture and the notes are governed by and construed in accordance with the laws of the State of New York.

         ML&Co. may issue senior debt securities with terms different from those of senior debt securities previously issued, and reopen a previously issued series of senior debt securities and issue additional senior debt securities of a previously issued series of senior debt securities.

         The senior debt securities are unsecured and rank equally with all other unsecured and unsubordinated indebtedness of ML&Co.. However, since ML&Co. is a holding company, the right of ML&Co. and its creditors, including the holders of senior debt securities, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Securities Exchange Act of 1934, as amended, and under rules of certain exchanges and other regulatory bodies.

Limitations Upon Liens

         ML&Co. may not, and may not permit any majority-owned subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, other than those liens specifically permitted by the 1983 Indenture, on the Voting Stock owned directly or indirectly by ML&Co. of any majority-owned subsidiary, other than a majority-owned subsidiary which, at the time of the incurrence of the secured indebtedness, has a net worth of less than $3,000,000, unless the outstanding senior debt securities are secured equally and ratably with the secured indebtedness.

         "Voting Stock" is defined in the 1983 Indenture as the stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation provided that, for the purposes of the 1983 Indenture, stock that carries only the right to vote conditionally on the occurrence of an event is not considered voting stock whether or not the event has happened.

Limitation on Disposition of Voting Stock of, and Merger and Sale of Assets by, MLPF&S

         ML&Co. may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any such transaction, MLPF&S remains a Controlled Subsidiary.

         "Controlled Subsidiary" is defined in the 1983 Indenture to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by ML&Co.

         In addition, ML&Co. may not permit MLPF&S to:

          o merge or consolidate, unless the surviving company is a Controlled Subsidiary, or

          o convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

Merger and Consolidation

         ML&Co. may consolidate or merge with or into any other corporation and ML&Co. may sell, lease or convey all or substantially all of its assets to any corporation, provided that:

          o the resulting corporation, if other than ML&Co., is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.'s obligations to:

               o pay any amounts due and payable or deliverable with respect to all the senior debt securities; and

               o perform and observe of all of ML&Co.'s obligations under the 1983 Indenture, and

          o ML&Co. or the successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the 1983 Indenture.

Modification and Waiver

         ML&Co. and the trustee may modify and amend the 1983 Indenture with the consent of holders of at least 66 2/3% in principal amount of each outstanding series of senior debt securities affected. However, without the consent of each holder of any outstanding senior debt security affected, no amendment or modification to the 1983 Indenture may:

          o change the stated maturity date of the principal of, or any installment of interest or Additional Amounts payable on, any senior debt security or any premium payable on redemption, or change the redemption price;

          o reduce the principal amount of, or the interest or Additional Amounts payable on, any senior debt security or reduce the amount of principal which could be declared due and payable before the stated maturity date;

          o change the place or currency of any payment of principal or any premium, interest or Additional Amounts payable on any senior debt security;

          o impair the right to institute suit for the enforcement of any payment on or with respect to any senior debt security;

          o reduce the percentage in principal amount of the outstanding senior debt securities of any series, the consent of whose holders is required to modify or amend the 1983 Indenture; or

          o modify the foregoing requirements or reduce the percentage of outstanding senior debt securities necessary to waive any past default to less than a majority.

         No modification or amendment of ML&Co.'s Subordinated Indenture or any Subsequent Indenture for subordinated debt securities may adversely affect the rights of any holder of ML&Co.'s senior indebtedness without the consent of each holder affected. The holders of at least a majority in principal amount of outstanding senior debt securities of any series may, with respect to that series, waive past defaults under the 1983 Indenture and waive compliance by ML&Co. with provisions in the 1983 Indenture, except as described under "--Events of Default".

Events of Default

         Each of the following will be Events of Default with respect to senior debt securities of any series:

          o default in the payment of any interest or Additional Amounts payable when due and continuing for 30 days;

          o    default in the payment of any principal or premium when due;

          o    default in the deposit of any sinking fund payment, when due;

          o default in the performance of any other obligation of ML&Co. contained in the 1983 Indenture for the benefit of that series or in the senior debt securities of that series, continuing for 60 days after written notice as provided in the 1983 Indenture;

          o specified events in bankruptcy, insolvency or reorganization of ML&Co.; and

          o any other Event of Default provided with respect to senior debt securities of that series which are not inconsistent with the 1983 Indenture.

         If an Event of Default occurs and is continuing for any series of senior debt securities, other than as a result of the bankruptcy, insolvency or reorganization of ML&Co., the trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities, due and payable or deliverable immediately. At any time after a declaration of acceleration has been made with respect to senior debt securities of any series but before the trustee has obtained a judgment or decree for payment of money, the holders of a majority in principal amount of the outstanding senior debt securities of that series may rescind any declaration of acceleration and its consequences, if all payments due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

         The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of that series may waive any Event of Default with respect to that series, except a default:

          o in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

          o in respect of an obligation or provision of the 1983 Indenture which cannot be modified under the terms of the 1983 Indenture without the consent of each holder of each outstanding security of each series of debt securities affected.

         The holders of a majority in principal amount of the outstanding senior debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to those senior debt securities, provided that any direction shall not be in conflict with any rule of law or the 1983 Indenture. Before proceeding to exercise any right or power under the 1983 Indenture at the direction of the holders, the trustee shall be entitled to receive from the holders reasonable security or indemnification against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

         The notes and other series of senior debt securities issued under the 1983 Indenture do not have the benefit of any cross-default provisions with other indebtedness of ML&Co.

         ML&Co. is required to furnish to the trustee annually a statement as to the fulfillment by ML&Co. of all of its obligations under the 1983 Indenture.



                      WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         We have filed a registration statement on Form S-3 with the SEC covering the notes. For further information on ML&Co. and the notes, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.


               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

         The SEC allows us to incorporate by reference the information we file with them, which means:

          o    incorporated documents are considered part of the prospectus;

          o we can disclose important information to you by referring you to those documents; and

          o information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

          o annual report on Form 10-K for the year ended December 25, 1998; and

          o quarterly report on Form 10-Q for the period ended March 26, 1999; and

          o current reports on Form 8-K dated December 28, 1998, January 19, 1999, February 17, 1999, February 18, 1999, February 22,
               1999, February 23, 1999, March 26, 1999 April 13, 1999, April
               19, 1999, May 26, 1999, May 28, 1999 and June 1, 1999.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

          o    reports filed under Sections 13(a) and (c) of the Exchange Act;

          o definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

          o    any reports filed under Section 15(d) of the Exchange Act.

         You should rely only on information contained or incorporated by reference in this prospectus. We have not, and MLPF&S has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and MLPF&S is not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

         You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address: Mr. Lawrence
M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, New York, New York 10080-6512, Telephone: (212) 602-8435.


                             PLAN OF DISTRIBUTION

         This prospectus has been prepared in connection with secondary sales of the notes and is to be used by MLPF&S when making offers and sales related to market-making transactions in the notes.

         MLPF&S may act as principal or agent in these market-making transactions.

         The distribution of the notes will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.


                                    EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for certain internal-use software development costs), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         With respect to unaudited interim financial information for the periods included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in such Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.